Exhibit 10.4

                    Grover N. Wray | Executive Vice President, Human Resources

May 22, 2008

Mr. Stewart A. Stockdale

732 Suffolk Lane

Carmel, IN 46032

Dear Stewart,

At Western Union, we are an industry leader in providing financial services to consumers around the globe. Every day, our employees play a critical role in meeting client and consumer needs. We lead by example in giving back to the communities we serve and improving our world. To continue to grow and succeed in the future, we need talented people like you.

On behalf of Christina Gold, it is my pleasure to extend this offer of employment with Western Union, LLC, an affiliate of The Western Union Company (“Western Union” or the “Company”). We are looking forward to you joining us as an Executive Vice President, President, US & Canada, including the P & L responsibility for all Western Union direct to consumer products in these two markets. If you choose to accept this offer, your start date will be mutually agreed upon.

Exempt Salary

As discussed, your annual starting salary will be $500,000 payable in accordance with the Company’s regular payroll practices. You will be eligible for a merit review and potential salary increase in March 2009, to be prorated based on your hire date.

Bonus

You will also be eligible to participate in the Company’s 2008 Incentive Plan (“Incentive Plan”), with a target bonus of 80% of your annualized base salary, with a potential payout of 160% of base salary if stretch financial targets are achieved. The 1st year payout will be guaranteed at target (or $400,000) payable in March, 2009. Your future bonus payouts, if any, will be based on your achievement of established performance measures, the Company’s achievement of established financial performance goals and in accordance with the Incentive Plan’s terms and conditions.

Benefits

You will be eligible to participate in the Company’s health, welfare and financial security benefit programs on the same terms as similarly situated employees of the Company at the location where you will be employed. Health and welfare benefit eligibility begins on the first day of the month following or coinciding with your start date. Additional information regarding benefits and enrollment information will be reviewed with you on or shortly after your first day of employment. Finally, please understand that the Company reserves the right to amend or terminate any or all of its employee benefit plans and corporate policies at any time, in its sole discretion.

|        12500 East Belford Avenue        |        Englewood, Colorado 80112        |        720.332.5995        |        720.332.8211 fax

Stock Options

You will be eligible for consideration for a new hire equity grant of an option to purchase shares of common stock of The Western Union Company as well as a grant of restricted stock pursuant to the terms of the Company’s Long-Term Incentive Plan (“LTIP”). You will be recommended for the following.

New Hire Equity Grant:	$2,500,000 (granted as 75% Options and 25% Restricted Stock)

— Estimated Stock Option Grant — Estimated Restricted Stock Grant:	191,718 Options 26,687 RSA’s

Buy-Out Equity Grant:	$1,300,000 (granted as 100% Restricted Stock)

— Estimated Restricted Stock Grant:	55,508 RSA’s

The values of these awards do not change. However, based on share price at the time of the grants, the number of shares and options may vary. Pending approval of the Compensation Committee, the equity grant strike price will be based on your hire date. If not approved, the equity grant date will be the fifth (5th) market day following the company’s next quarterly earnings release.

In addition, you will be eligible for an award of stock options and restricted stock of Western Union valued at two times your annual base pay beginning in 2009 (“Annual Target Stock Option and Restricted Stock Award”). These grants require the approval of the Compensation and Benefits Committee of The Western Union Company Board of Directors or its delegate (the “Committee”) and the execution by you of an agreement containing certain restrictive covenants such as non-solicitation, non-competition and non-disclosure commitments. You will be recommended for a grant of stock options and a grant of restricted stock in accordance with Western Union’s current equity guidelines subject to the approval of the recommendation. All your rights and obligations with respect to any options and restricted stock granted to you are subject to the terms and conditions of the LTIP as well as the terms and conditions of the stock option and restricted stock agreements. If you do not receive materials reflecting your grants within three months of your start date, please let me know immediately.

Supplemental Incentive Savings Plan (Deferred Compensation)

If you accept this offer, you will be eligible to participate in The Western Union Company Supplemental Incentive Savings Plan, a nonqualified deferred compensation plan. Plan information and enrollment materials will be provided separately. Eligibility for this program is subject to approval by Western Union’s Employee Benefits Committee.

Severance

As a member of the Western Union Executive Committee, you are eligible for coverage under The Western Union Company Severance/Change in Control Policy dated September 29, 2006, subject to its terms and conditions. (Policy attached).

Relocation

If you accept this offer, you agree to relocate to the Denver area. You will be eligible for relocation assistance and reimbursement for relocation expenses pursuant to the Western Union’s relocation policy. Jeri Blackwell, Global Mobility Manager, will contact you within 48 hours after we receive a signed copy of this letter. Please note that if you resign from, or are terminated for cause by the Company within a period of 12 months after your starting/transfer date, you will refund, at a prorated amount, to the Company expenses incurred by the Company as a result of your relocation/transfer. This prorated amount will be based on the portion of the twelve-month period you have been employed by the Company. Please contact Jeri at (720) 332-4890 with any questions relating to your relocation. At your convenience, Jeri will be available to initiate the services of an Educational Consultant available to assist your family with decisions about educational options. (Senior Executive Relocation Policy attached.)

Other Agreements

As a condition of your employment with the Company, you may be required to sign an agreement regarding non-solicitation, non-competition, confidentiality, and arbitration of employment disputes. You will also be subject to all Company policies applicable to the Company’s employees, including but not limited to the Western Union Code of Conduct.

Drug Screen

As one of the requirements for employment, you will be required to complete a drug screen within 48 hours of accepting of this offer. If you fail to complete your drug screen within the 48-hour timeframe, this offer of employment may be rescinded.

Immigration Reform & Control Act

In compliance with the Immigration Reform and Control Act of 1986, on your first day of work we ask that you bring documents that will establish your identity and your eligibility to work in the United States. Some examples include your driver’s license and social security card, your birth certificate, or a current passport.

At Will Statement

Please understand that this offer does not constitute a contract or a guarantee of continued employment for any period of time. As is the case throughout Western Union and its subsidiaries and affiliated companies, employment is “at will” and may be terminated by either you or the Company at any time for any reason. The terms and conditions of employment may be changed at any time at the sole discretion of management. This offer is also, of course, contingent upon our receiving favorable results acceptable to the Company from your references and background investigation, satisfactory completion by you, of all required security clearance and training applicable to your position, drug screen, and provision by you of original documentation which verifies your right to work in the United States.

Acceptance

Stewart, I hope you will accept this offer. Feel free to call me at my office (720) 332-5995, or on my cell phone (303) 475-4911, if you have any questions or need additional clarification of this offer. Please indicate your decision and confirm your acceptance of terms described in this letter by signing, dating, and returning one signed copy of this letter to me within two (2) days of receipt. Please fax a copy of this letter to Becky Lape at (720) 332-8211. Prior to faxing, please contact Becky at (720) 332-6415. On your first day of employment, please submit your completed new hire forms to the staffing office.

Sincerely,

/s/ Grover N. Wray

Grover N. Wray

EVP, Human Resources

Western Union

I accept your offer of employment as described in this letter.

/s/ Stewart Stockdale

Steward A. Stockdale

Date:     5.23.08

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